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                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                 NINE MONTHS
                                    ENDED          YEAR ENDED DECEMBER 31,
                                SEPTEMBER 30, ----------------------------------
(Dollars in millions)               1998       1997   1996   1995   1994   1993
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
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income taxes...     $  494     $  568 $  453 $  370 $  343 $  292
 Fixed charges................        629        613    477    495    267    184
                                   ------     ------ ------ ------ ------ ------
  Earnings as adjusted........     $1,123     $1,181 $  930 $  865 $  610 $  476
                                   ======     ====== ====== ====== ====== ======
 Income before income taxes
 Pretax income from continuing
  operations as reported......     $  490     $  564 $  447 $  366 $  340 $  291
 Share of pretax income (loss)
  of 50% owned subsidiaries
  not included in above.......          4          4      6      4      3      1
                                   ------     ------ ------ ------ ------ ------
 Net income as adjusted.......     $  494     $  568 $  453 $  370 $  343 $  292
                                   ======     ====== ====== ====== ====== ======
Fixed charges:
 Interest on other
  borrowings..................     $  562     $  548 $  452 $  482 $  254 $  170
 Interest on long-term debt
  including amortization of
  debt issue costs............         49         55     15      9      9     10
 Portion of rents representa-
  tive of the interest factor
  in long-term lease..........         18         10     10      4      4      4
                                   ------     ------ ------ ------ ------ ------
  Fixed charges...............     $  629     $  613 $  477 $  495 $  267 $  184
 Ratio of earnings to fixed
  charges.....................      1.79X      1.93x  1.95x  1.75x  2.29x  2.59x
(B) Including interest on
 deposits:
 Adjusted earnings from (A)
  above.......................     $1,123     $1,181 $  930 $  865 $  610 $  476
 Add interest on deposits.....        493        512    425    416    281    214
                                   ------     ------ ------ ------ ------ ------
  Earnings as adjusted........     $1,616     $1,693 $1,355 $1,281 $  891 $  690
                                   ======     ====== ====== ====== ====== ======
Fixed charges:
 Fixed charges from (A)
  above.......................     $  629     $  613 $  477    495 $  267 $  184
 Interest on deposits.........        493        512    425    416    281    214
                                   ------     ------ ------ ------ ------ ------
  Adjusted fixed charges......     $1,122     $1,125 $  902 $  911 $  548 $  398
                                   ======     ====== ====== ====== ====== ======
 Adjusted earnings to adjusted
  fixed charges...............      1.44X      1.50x  1.50x  1.41x  1.63x  1.74x
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